INVESTMENT MANAGEMENT
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Exhibit (d)(6)(iii)

August 1, 2025

Catrina Willingham

Vice President – Division Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327-4347

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended, between Voya Investments, LLC and Voya Investment Management Co. LLC (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Series CB Fund (the “Fund”), a newly established series of Voya Funds Trust, effective on August 1, 2025, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_______________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Catrina Willingham________________________

Name: Catrina Willingham

Title: Vice President – Division Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)

0.2925% on the first $300 million;
Voya Floating Rate Fund	0.2812% on the next $200 million; and
0.2700% thereafter

0.2025% on the first $1 billion;
Voya GNMA Income Fund	0.1935% on the next $500 million; and
0.1845% on assets thereafter

Voya Government Money Market Fund	0.1125% on all assets

0.2295% on the first $1 billion;
Voya High Yield Bond Fund	0.2025% on the next $4 billion; and
0.1800% on assets thereafter

Voya Intermediate Bond Fund	0.0765%

Voya Short Duration Bond Fund	0.0675%
(formerly, Voya Short Term Bond Fund)

Voya Strategic Income Opportunities Fund	0.1800%

Voya VACS Series CB Fund	0.00% on all assets

Voya VACS Series HYB Fund	0.00% on all assets

Effective Date: August 1, 2025, to reflect the addition of Voya VACS Series CB Fund.